Exhibit 28 (d)(8)

FIRST AMENDMENT TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

SECURIAN ASSET MANAGEMENT, INC.

AND

T. ROWE PRICE ASSOCIATES, INC.

(SECURIAN FUNDS TRUST)

This is the first amendment (the “First Amendment”), dated as of October 1, 2018, to that certain Investment Sub-Advisory Agreement (the “Agreement”) by and between Securian Asset Management, Inc., formerly known as Advantus Capital Management, Inc. (the “Adviser) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”) dated as of May 1, 2014.

Recitals

A.	The Adviser and the Sub-Adviser desire to amend the Agreement.

B.

Section 14 of the Agreement states that the Agreement may be amended by written agreement, executed by both parties and approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

C.	In consideration of the foregoing and the undertakings and agreements set forth in the Agreement, the parties agree to amend the Agreement as follows:

1. All references to Advantus Capital Management, Inc. or Advantus as Adviser are hereby deleted and replaced with Securian Asset Management, Inc.;

2. Exhibit A of the Agreement is hereby amended by deleting the prior Exhibit A in its entirety and replacing with Exhibit A attached hereto;

3. Except as set forth herein, the remaining terms and conditions of the Agreement are hereby ratified and confirmed and shall not otherwise be affected by this First Amendment.

D.

This First Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective authorized officers effective as of the day and year first above written.

SECURIAN ASSET MANAGEMENT, INC. (“ADVISER”)		T. ROWE PRICE ASSOCIATES, INC. (“SUB-ADVISER”)

By:	/s/ Gary M. Kleist	By:	/s/ Terence Baptiste
	Gary M. Kleist		Terence Baptiste
	(printed or typed name)		(printed or typed name)
Title:	Senior Vice President	Title:	Vice President

[Signature page to the First Amendment to the Investment Sub-Advisory Agreement]

EXHIBIT A

SCHEDULE OF FEES

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be payable quarterly by Adviser to Sub-Adviser within 30 days after quarter end upon Adviser’s receipt and approval of a worksheet created by the Sub-Adviser which sets forth the supporting documentation upon which Sub-Adviser relied to calculate such fee.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Assets	Annual Fee**
All Assets of the Fund	47.5 bps on first $50 million
42.5 bps on next $50 million
37.5 bps reset at $100 million*
32.5 bps reset at $200 million*
30 bps reset at $500 million*
27.5 bps above $500 million
27.5 bps reset at $1 billion*
25 bps reset at $1.5 billion*

*

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.375% fee schedule once assets reach $100 million. The credit will apply at asset levels between approximately $82.3 million and $100 million, To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $100 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) reach $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $82.3 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.375% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $75,000 annually when the Equity Income Portfolio’s assets were close to $100 million and fall to zero at approximately $82.3 million. The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $82,352,941	X $	75,000
$17,647,059

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $200 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.375% fee schedule. The credit will apply at asset levels between $173.3 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) reach $200 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of $173.3 million, which would trigger the application of the 0.375% fee schedule.

The credit is determined by prorating the difference between the 0.375% fee schedule and the 0.325% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Equity Income Portfolio’s assets were close to $200 million and fall to zero at $173.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $173,333,333	X $	100,000
$26,666,667

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $500 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.325% fee schedule. The credit will apply at asset levels between approximately $461.5 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) reach $500 million, when the 0.30% fee would be triggered, or (b) fall below a threshold of approximately $461.5 million, which would trigger the application of the 0.325% fee schedule.

The credit is determined by prorating the difference between the 0.325% fee schedule and the 0.30% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $500 million and fall to zero at approximately $461.5 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $461,538,462	X $	125,000
$38,461,538

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.30% tiered fee schedule. The credit will apply at asset levels between approximately $954.5 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) reach $1 billion, when the 0.275% fee would be triggered, or (b) fall below a threshold of approximately $954.5 million, which would trigger the application of the 0.30% tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.275% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $954.5 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $954,545,455	X $	125,000
$45,454,545

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1.5 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.275% fee schedule. The credit will apply at asset levels between approximately $1.364 billion and $1.5 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) reach $1.5 billion, when the 0.25% fee would be triggered, or (b) fall below a threshold of approximately $1.364 billion, which would trigger the application of the 0.275% fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.25% fee schedule over the difference between $1.5 billion and the current portfolio size for billing purposes. The credit would approach $375,000 annually when the Equity Income Portfolio’s assets were close to $1.5 billion and fall to zero at approximately $1.364 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $1,363,636,364	x $	375,000
$136,363,636

**	Assets are aggregated with assets of the Securian AM Separate Account FF—Large Value Equity VIII-146 or purposes of calculating the fee.

5